Exhibit 99.1

EcoloCap signs Agreement with GFE Biofuels S.A. (GFE) to Operate and Distribute in Central America. GFE Orders the first NPU-60 and Additive.

GFE initially targets Costa Rica, Nicaragua and Panama, and commits to a minimum purchase of an additional 4 NPU 60s for the first year, then plans to extend to other Latin America countries and Canada.

Barrington, IL, July 30, 2012, EcoloCap Solutions Inc. (OTCBB-ECOS) is pleased to announce that it has signed a distribution/operation agreement with GFE Bio Fuels S.A a company organized under the laws of Costa Rica and having its principal office at Liberia, Guanacaste to operate and distribute ECOS diesel/water emulsion (M-Fuel) production equipment (NPUs) as well as EcoloCap’s proprietary additive, to initially cover certain countries of Central America, and then extend to other areas based on minimum target achievement..

The NPU-60 has a production capacity of 60 metric tons of M-Fuel/day (18,000 gallons) and represents a purchase price of some $850,000. The NPU-60 consumes $4500 a day of additive when in full production. The GFE purchase order of the NPU-60 includes a two months supply of additive.

States Michael Siegel, President and CEO of EcoloCap: “This agreement will open the Central American market in a very short time frame. Independent tests demonstrate that our M-Fuel technology will reduce the consumption of diesel and other heavy oil by up to 30% and further reduce particulate emissions by over 90%, and NOx by 60%.  Costa Rica being a very environmentally conscious country and at the same time dependent on HFO and Diesel for power generation, M-Fuel represents the answer to drastically reduce harmful emissions and cost of fuel.  This contract represents over $7,500,000 in revenue for EcoloCap over the 12 month following the signature of this contract.”

Joseph Black President and CEO of GFE Biofuels S.A, Costa Rica states: ” We at GFE Biofuels S.A  (GFE) are pleased to announce the signing of an Exclusive Purchase and Distribution Agreement with EcoloCap Solutions Inc., encompassing all EcoloCap products and technology. The exclusive territories include Costa Rica, Nicaragua, and Panama, as well as, some specifically targeted customers in other countries. GFE has big plans for this product once the commissioning of the first NPU-60 and field testing have been successfully completed in Costa Rica with a target date of the end of 2012.

GFE’s team has conducted extensive market studies and created a network of customer bases in Central and Latin America, Canada, and the Bahamas. GFE is opening discussions with our partners and client base in these regions to prepare them for the use of this new technology.

The M-Fuel Product Model offering is a NO BRAINER! ……. providing low cost solutions to a huge problem every country on this planet is faced with;
         -  Already high and continually rising fuel and energy costs,
         -  NOx, CO2, GHG emissions and particulate output restrictions.

These problems will be greatly reduced by the use of EcoloCap’s emulsion fuel technology.

The technology potentially provides many attributes, to name a few:

1. Lower fuel consumption and higher fuel economy
2. A much higher (than current industry standards) burn-rate of the fuel creating far less pollution and cleaner running engines
3. Lower engine maintenance and related costs.
4. Renewable aspect – i.e.:  Use of “black water” in the production process and technology compatible with biodiesel fuels.

The GFE team is eagerly looking forward to this strategic alliance with EcoloCap and looking forward to the opportunity of placing and operating 100’s and possibly thousands of M-fuel NPUs around the world. ”

M-Fuel is a post refinery fuel technology processing hydrocarbon-based, heavy oil (kerosene, diesel and bunker) in proprietary patented equipment to generate a fuel/H2O emulsion, the M-Fuel.  Independent testing has demonstrated large reduction in emissions (NOx and Particulate matter), reduction in fuel cost, maintenance and downtime, as well as in fuel consumption. M-Fuel works with existing diesel, turbines and furnaces without any modifications.

About The Company: EcoloCap Solutions Inc. (OTCBB: ECOS) is focused on technologies utilizing advanced nanotechnology to design, develop, manufacture and sell alternative energy products.  http://www.ecolocap.com

Forward looking statement:
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

Contact:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
866-479-7041         Info@EcoloCap.com